Exhibit 3.12

ARTICLES OF INCORPORATION

OF

MAGNACHIP SEMICONDUCTOR, LTD.

Enacted on December 8, 2003

1st Amended on July 21, 2004:	Article 1 Company Name
Article 3 Objectives
2nd Amended on September 15, 2004:	Article 6 Units of Contribution
3rd Amended on October 5, 2004:	Article 6 Units of Contribution

ARTICLES OF INCORPORATION

OF

MAGNACHIP SEMICONDUCTOR, LTD.

CHAPTER I. GENERAL PROVISIONS

Article 1.	Company Name

The name of the Company is MagnaChip Semiconductor Yuhan Hoesa, which shall be expressed in English as MagnaChip Semiconductor, Ltd. (hereinafter referred to as the “Company”).

Article 2.	Objectives

The objectives of the Company shall be as follows:

(1)	Operating, designing, manufacturing, selling and marketing semiconductor products;

(2)	providing foundry and semiconductor manufacturing services;

(3)	Lease of real property; and

(4)	any activities directly or indirectly related to the attainment of the foregoing business objectives.

Article 3.	Location of Principal Office and Branches

The principal office of the Company shall be located in Cheongju, Choongcheongbuk-do, Republic of Korea. Branches may be established, relocated or closed by a resolution of the Board of Directors of the Company.

Article 4.	Method of Giving Notice

Public notice shall be given by publishing the notice in Maeil Economic Daily, a daily newspaper.

Article 5.	Notices and Reports to Foreigners

All notices and reports, required by law or these Articles of Incorporation to be given or sent directly, other than by public notice in the newspaper, to foreign nationals or juridical persons established outside Korea, shall be given in English.

CHAPTER II. UNITS OF CONTRIBUTION

Article 6.	Units of Contribution

(1)	The total number of units of contribution of the Company is 4,161,350 units, each with a par value of 10,000 Won.

(2)	The names and addresses of the members and the number of units of contribution to be subscribed for by them shall be as follows:

	Name and Address	Number of Units
Name:	MagnaChip Semiconductor B.V.	4,161,350 units
Address:	1043 BW Amsterdam, Naritaweg 165 The Netherlands

Article 7.	Issuance of Additional Units of Contribution

(1)	Additional units of contribution may be issued pursuant to a resolution of the General Meeting of Members.

(2)	Members of the Company shall have preemptive rights in proportion to the number of units of contribution held by each of them, unless the general meeting of members resolves otherwise.

(3)	Anything provided to the contrary notwithstanding, in the event that a foreign member has preemptive rights to subscribe for any such additional units of contribution, the time within which it may exercise such right shall be determined in such manner as to give such member sufficient time to obtain any necessary approval from the Korean Government.

Article 8.	Register of Members

The Company shall maintain the Register of Members, which shall list the holders of units of contribution in the Company.

Article 9.	Alteration of Entry and Registration of Pledge

(1)	A member desiring an alteration of entry due to transfer of units of contribution by assignment, sale or other similar cause shall submit an application therefor to the Company in the form prescribed by the Company.

(2)	A member desiring a registration or cancellation of pledge with respect to its units of contribution shall submit an application therefor to the Company, in the form prescribed by the Company.

(3)	Upon receiving an application, the Company shall examine the documents and enter a transfer or pledge in the Register of Members.

(4)	The transfer of units of contribution shall not be binding upon the Company or third parties unless the full name and address of the transferee have been entered in the Register of Members.

Article 10.	Report of Addresses and Seals

(1)	Members and their attorneys shall report to the Company their names, addresses, and seals or signatures; any change thereof shall also be reported to the Company immediately.

(2)	Members who reside in foreign countries may, in addition, inform the Company of their provisional addresses to where, or agents to whom, notices may be given in Korea.

(3)	An attorney for a member shall submit to the Company a certificate establishing his/her power of representation. Any change therein must be reported to the Company by submission of any appropriate certificate or evidence.

Article 11.	Transfer of Units of Contribution

Any member may transfer the whole or any part of its units of contribution to any third party only if at least fifty percent (50%) of the members and three-fourths (3/4) or more of all issued and outstanding units of contribution entitled to vote consent to such a transfer.

CHAPTER III. GENERAL MEETING OF MEMBERS

Article 12.	Types and Holding of General Meeting

(1)	General Meetings of the Members of the Company shall be of two kinds: ordinary and extraordinary.

(2)	The Ordinary General Meeting of Members shall be held within three (3) months after the end of each fiscal year.

(3)	Extraordinary General Meetings of Members may be convened at any time upon the request of any member of the Board of Directors.

Article 13.	Convening of General Meeting

(1)	The convening of all General Meetings of Members shall be determined by the Board of Directors and the place for convening a General Meeting of Members shall be the principal office of the Company unless otherwise decided by the Board of Directors.

(2)	In convening a General Meeting of Members, individual written notice thereof shall be given by the Representative Director at least one (1) week prior to the date set for such meeting to the members and other persons entitled to receive notice; provided, however, that the above period may be shortened with the written consent of all of the members of the Company received before the meeting. The notice shall state the agenda of the meeting, the time when and place where the meeting will be held. The General Meeting of Members may not resolve matters other than those stated in the notice of the meeting, unless all the members whether present or not, unanimously agree otherwise.

(3)	If all members so agree, a resolution of the members may be adopted in writing without convening a General Meeting of Members. In addition, if all members have consented in writing to a certain proposed resolution, such resolution shall be deemed to have been adopted by the General Meeting of Members.

Article 14.	Chairman of Meeting

The Representative Director shall serve as the Chairman of General Meetings of Members. In the event that the Representative Director is absent or fails to serve as the Chairman of any General Meeting of Members, one of the other directors shall act as Chairman in accordance with the order of directors fixed by the Board of Directors.

Article 15.	Adoption of Resolutions

(1)	A quorum for the holding of General Meetings of Members shall be more than fifty percent (50%) of the issued and outstanding units of contribution, and the resolution shall be adopted by an affirmative vote of a majority of the units of contribution represented at the meeting.

(2)	The following corporate actions shall not be taken by the Company unless authorized by a resolution at a General Meeting of Members by the affirmative vote of at least fifty percent (50%) of the members and three-fourths (3/4) or more of all issued and outstanding units of contribution entitled to vote.

a.	Any change of the Article of Incorporation of the Company;

b.	Dissolution of the Company or its merger into, or consolidation or amalgamation with any other company;

c.	Dismissal of a director; and

d.	Transfer or pledge of the whole or a substantial part of the assets or undertakings of the Company, or the acquisition by the Company of the whole or part of the undertakings of any other person or entity, or entry by the Company into any joint venture partnership

Article 16.	Voting

(1)	Each member shall have one (1) vote for each unit of contribution it owns.

(2)	A member may exercise its vote by proxy. In that case, the proxy holder must file with the Company a document evidencing his/her authority at each General Meeting of Members at which he/she acts as proxy.

Article 17.	Minutes of General Meeting

(1)	The substance of the course of the proceedings of the General Meetings of Members and the results thereof shall be recorded in the minutes in the English and Korean languages, which shall bear the names and seals or signatures of the chairman of the meeting and directors present at the meeting. The English version of all minutes shall govern in the event of any inconsistencies between the English and Korean versions.

(2)	Copies of minutes shall be sent to members who so request.

CHAPTER IV. DIRECTORS, AUDITOR

Article 18.	Number of Directors and Auditor

The Company shall have one (1) or more directors.

Article 19.	Election

The directors shall be elected at a General Meeting of Members, and vacancies may be filled by any General Meeting of Members.

Article 20.	Removal

A director may be removed at any time by a resolution of the General Meeting of Members.

Article 21.	Representative Director and Other Officers

(1)	The General Meeting of Members shall elect from the directors of the Company, one (1) Representative Director to represent the Company; provided, however, if there is only one (1) director, such director will be the Representative Director of the Company.

(2)	The Representative Director shall have the authority to represent the Company and to bind the Company in all other matters as authorized by the Board of Directors and within limitations established by these Articles of Incorporation and by the General Meeting of Members.

(3)	The General Meeting of Members shall appoint such other officers as it considers necessary and appropriate to operate the Company. Such officers shall have such authority as may be assigned to them by the Board of Directors of the Company and shall report on a regular basis to the Representative Director.

Article 22.	Nature of the Board of Directors

(1)	The directors of the Company shall constitute the Board of Directors of the Company.

(2)	The Board of Directors shall have the power and authority to make decisions with respect to all important matters of the Company which are not reserved for the action of the General Meeting of Members by law or these Articles of Incorporation.

Article 23.	Calling of Meetings

(1)

Meetings of the Board of Directors may be called by the Representative Director, when he/she deems the same to be necessary or advisable, or when any director so requests. The time and place for convening a meeting of the Board of Directors shall be determined by the Representative Director and the place may be within or outside of Korea.

(2)	Notice of the meetings of the Board of Directors shall be given by the Representative Director by individual written notice to each director, at least one (1) week prior to the date set for any such meeting to the directors, which notice shall specify the agenda to be discussed thereat; provided, however, that the above period may be shortened or omitted with the written consent of all directors before any such meeting. At such meetings the directors may not resolve matters other than those set forth in said agenda, unless all the directors, whether present or not, unanimously agree otherwise.

Article 24.	Chairman of Meeting

The Representative Director shall serve as Chairman of the Board of Directors. In the event that the Representative Director is absent or fails to serve as Chairman of any meeting of the Board of Directors, one of the other directors shall act as Chairman in accordance with the order of directors fixed by the Board of Directors.

Article 25.	Quorum and Adoption of Resolutions

A quorum for the holding of a meeting of the Board of Directors shall be at least a majority of all the directors. Unless otherwise required by law or these Articles of Incorporation, all actions and resolutions of the Board of Directors shall be adopted by the affirmative votes of a majority of all the directors.

Article 26.	Minutes of Meeting of the Board of Directors

The substance of the course of the proceedings of a meeting of the Board of Directors and the results thereof shall be recorded in the minutes in the English and Korean languages, which shall bear the names and seals or signatures of the directors in attendance at the meeting. The English version of the minutes shall govern in the event of any inconsistencies between the English and Korean versions.

Article 27.	Compensation

The remuneration and bonuses of the directors shall be determined by the resolution at the General Meeting of Members. Severance pay for the directors and other officers of the Company shall be paid in accordance with the Company’s regulation on severance payment for officers, as adopted by the resolution of the General Meeting of Members.

CHAPTER VI. ACCOUNTING

Article 28.	Fiscal Year

The fiscal year of the Company shall commence on January 1 and end on December 31 of each year.

Article 29.	Books of Account and Records

A single set of complete books of account shall be kept by the Company, which shall accurately reflect its financial affairs. Such books shall be kept in accordance with such accounting principles and practices as to form and method, as are generally accepted in the Republic of Korea.

Article 30.	Financial Statements

(1)	The Representative Director shall prepare the following documents no later than two (2) weeks before the date set for the Ordinary General Meeting of Members.

(a)	A balance sheet;

(b)	A profit and loss statement;

(c)	Statement of appropriation of retained earnings or statement of disposition of deficit;

(d)	Supplementary schedules for (a), (b) and (c) above; and

(e)	A business report.

(2)	The Representative Director shall retain copies of the documents set forth in Paragraph (1) above, together with the auditor’s report (if any), at the head office of the Company for a period of five (5) years, starting from one (1) week before the date set for the Ordinary General Meeting of Members.

(3)	The Representative Director shall submit the documents described in (a) through (c) of Paragraph (1) above to the Ordinary General Meeting of Members for their approval and shall submit the document described in (e) of Paragraph (1) above to the Ordinary General Meeting of Members and shall make a report with respect to the contents thereof.

Article 31.	Disposition of Profit

Profits for any fiscal year shall be disposed of by resolution at the General Meeting of Members.

Article 32.	Payment of Dividends

(1)	Dividends shall be paid to the members of the Company who have been duly entered in the Register of Members as of the end of each fiscal year.

(2)	Dividends shall be paid within one (1) month after the declaration of dividends at an Ordinary General Meeting of Members, unless otherwise decided at the General Meeting of Members declaring such dividends.

(3)	Any claim to dividends expires unless it is exercised within five (5) years from the resolution of the General Meeting of Members declaring such dividends.

CHAPTER VII. SUPPLEMENTARY PROVISIONS

Article 33.	By-laws

The Board of Directors may adopt by-laws, which may be useful for the administrative affairs of the Company.

Article 34.	Application of the Commercial Code

Matters not specifically provided for herein shall be determined in conformity with resolutions of the Board of Directors or the General Meeting of Members of the Company, or with the relevant provisions of the Korean Commercial Code, as the case may be.

Article 35.	Language

The English and Korean versions of these Articles of Incorporation shall be equally authentic, but in the event of a conflict or uncertainty of meaning, the English version shall prevail.